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                                                                    EXHIBIT 99.3

                                Offer to Exchange
          13 3/8% Series B Senior Subordinated Discount Notes due 2009
                  (Registered Under The Securities Act of 1933)
                           for Any and All Outstanding
          13 3/8% Series A Senior Subordinated Discount Notes due 2009
                                       of
                                 US UNWIRED INC.

                                 To Our Clients:

   Enclosed is a Prospectus, dated               , 2000, of US Unwired Inc., a
Louisiana corporation (the "Company"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 13 3/8% Series B Senior Subordinated Discount Notes due 2009 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 13 3/8% Series A Senior Subordinated Discount Notes due 2009 (the "Existing Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

   Please note that the Exchange Offer will expire at 5:00 p.m., New York City
time, on      , 2000, unless extended.

   The Exchange Offer is not conditioned upon any minimum number of Existing Notes being tendered.

   We are the holder of record and/or participant in the book-entry transfer facility of Existing Notes held by us for your account. A tender of such Existing Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Existing Notes held by us for your account.

   We request instructions as to whether you wish to tender any or all of the Existing Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

   Pursuant to the Letter of Transmittal, each holder of Existing Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Existing Notes, you will represent on behalf of such broker-dealer that the Existing Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on

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behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                          Very truly yours,

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